Exhibit 10.1

September 20 th, 2011

Linh Nguyen

10122 Prairie Springs Road

San Diego, CA 92127

Dear Linh:

The following sets forth the terms of your proposed employment with International Stem Cell Corporation (“the Company” or “ISCO”). ISCO hereby offers you employment on the terms and conditions set forth below.

1.	Position. We offer you a position of Chief Financial Officer of ISCO and its wholly owned subsidiaries, Lifeline Cell Technology and Lifeline Skin Care. This position reports directly to the Chief Executive Officer of the Company. The Chief Financial Officer works with the senior executives and the Board of Directors to establish financial and strategic goals for the Company, financing and investing strategies and policies for the organization to meet business objectives and legal, regulatory and securities reporting requirements. Responsibilities include long-range financial planning and policies, accounting practices and procedures and the Company’s relationship with the financial and shareholder communities, as well as other responsibilities as assigned by the CEO. The position overseas all aspects of financial planning and reporting including the controller function, accounting, treasury and tax to ensure compliance with financial reporting standard, shareholder requirements and regulatory compliance. Responsibilities may be added, removed or otherwise modified, as the CEO or the Board may deem necessary.

2.	Salary. You will receive a base salary of $6,153.85 per pay period, which amounts to an annual base salary of $160,000. Your status will be salaried exempt. If you decide to join us, you will receive semi-monthly payments of salary, in accordance with the Company’s normal payroll procedures.

3.	Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 100,000 shares of the Company’s Common Stock. The above mentioned Stock Options plan is subject to approval by the Company’s Compensation Committee. Exercise price for the Stock Options will be equal to fair market value on the date of the grant. These option shares will vest over a four year period at 2% a month. All shares shall contain the standard provisions of the Company’s stock option plan.

4.	Compensation Approval. The above mentioned Salary and Stock Options are subject to approval by the Company’s Compensation Committee. The proposed compensation terms will be presented to the Committee immediately upon your acceptance of this Employment Offer letter.

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5.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

6.	Employee Benefits. You will be eligible to receive employee benefits. The details of employee benefits will be explained in greater detail in a subsequent documentation and Employee Handbook. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

7.	Start Date. Upon satisfactory completion of background check, your employment will begin on October 3, 2011. This offer may be rescinded if there are unsatisfactory results of the background check.

8.	Performance Evaluation. After the initial three (3) months of employment with the Company, your performance against your job responsibilities will be evaluated by your direct supervisors. After your job performance has been deemed to be satisfactory, there will be regular follow-up performance evaluations annually or as in accordance with the Company’s Employee Handbook.

9.	At Will Employment. Employment with International Stem Cell Corporation is at the mutual consent of the employee and the Company. Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding; employees and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

10.	Required Documents. You agree to abide by the Company’s policies and procedures, including those set forth in the Company’s Employee Handbook. You will be required to read the Employment Handbook and sign the Acknowledgement of Receipt of Employment Handbook. You will be required to sign the necessary tax forms and to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws. You will also be required to sign the Employee Proprietary Information Agreement.

11.	Covenant Not to Compete. You acknowledge that by virtue of your employment pursuant to this Agreement, you will have access to valuable trade secrets and other confidential business and proprietary information of the Company. Except with the prior written consent of the CEO, you will not, during your employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

12.	Non-Solicitation. You shall not, either directly, or through others: (1) hire or participate in the hiring of any individual who is at that time, or who was during the one (1) year immediately prior

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thereto, an employee, consultant or independent contractor of the Company or any Affiliate; (2) solicit or attempt to solicit any individual who is at that time, or who was during the one (1) year immediately prior thereto, an employee, consultant or independent contractor of the Company or any Affiliate to terminate his or her relationship with the Company or any Affiliate in order to become an employee, consultant or independent contractor to or for any person or business entity; or (3) solicit or attempt to solicit the business of any client, customer, supplier, service provider, vendor, or distributor of the Company or any Affiliate that is at that time, or that was during the one (1) year immediately prior thereto, doing business with the Company or any Affiliate for the purpose of engaging in competition with the Company or any of its Affiliates.

13.	Return of Property. You further agree that you will upon termination of employment, return to the Company all books, records, computer files, copies of software, manuals, customer lists and other written, typed, printed or electronic materials, whether furnished by the Company or prepared by you, which contain any information relating to the Company’s business. You agree that you will neither make nor retain copies of such materials after termination of the employment and will destroy any additional copies of the materials listed above if you have them in your possession.

14.	Disclosure. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

15.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney’s fees and expert witness costs in addition to any other relief awarded by the trier of fact.

16.	Severability If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

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17.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you.

We look forward to you joining our effort and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign, date and return the enclosed copy of this letter by September 22, 2011.

Congratulations!

Sincerely,

International Stem Cell Corporation

By:	/s/ Andrey Semechkin

Andrey Semechkin, CEO

This will acknowledge my acceptance of this offer of employment.

/s/ Linh Nguyen	Date: 9/20/2011
(Signature)

Linh Nguyen	SS#
(Print Name)

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